Exhibit 4.1

                              ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                           ONEDENTIST RESOURCES, INC.

                                   ----------

     Pursuant to Section 7-110-106 and part 3 of article 90 of title 7, Colorado Revised Statues (C.R.S.), these Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

     FIRST: The name of the Corporation is OneDentist Resources, Inc.

     SECOND: ONEDENTIST RESOURCES, INC., a corporation organized and existing under the laws of the State of Colorado (the "Corporation"), HEREBY CERTIFIES that the following amendment to its Articles of Incorporation was duly adopted on March 31, 2003 by the Shareholders of the Corporation with the number of votes cast for the amendments by each voting group entitled to vote separately on the amendments sufficient for approval by that voting group.

         "FIRST:  The name of the corporation is Ashcroft Homes Corporation."

         The first sentence of THIRD (d)(1) to read as follows: "Dividends. Dividends in cash, property or shares shall be paid upon the resolution of the board of directors prior to the issuance of such Preferred Stock as permitted by law."

     THIRD: The corporation FURTHER CERTIFIES that the following amendment to its Amended Articles of Incorporation was duly adopted on March 28, 2003 by the Board of Directors of the Corporation pursuant to the authority conferred upon the Board by the Articles of Incorporation of the Corporation, as amended, and by the Colorado Business Corporation Act:

     "RESOLVED, that the Board of Directors of the Corporation (the "Board of Directors"), pursuant to the authority conferred upon it by the provisions of the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), which authorize the issuance of up to 10,000,000 shares of preferred stock, no par value (the "Preferred Stock," which term shall include any additional preferred stock authorized from time to time), does hereby create and provide for the issuance of a series of Preferred Stock and does hereby fix and determine the designations, preferences, limitations and relative rights of such series of Preferred Stock as follows:

     1.  Number of Shares, Designations and Issue Price.
         -----------------------------------------------
     A total of 1,350,000 shares of the preferred stock, no par value, of the Corporation are hereby constituted as a series of preferred stock of the Corporation designated as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The issue price of the Series A Preferred Stock shall be $4.00 per share (the "Issue Price").

     2.  Dividend Provisions.
         --------------------

     (a) The holders of the Series A Preferred Stock shall be entitled to receive, out of the funds of the Corporation legally available therefore, cash dividends at the annual rate equal to seven percent (7.0%) of the Issue Price per share, payable quarterly, in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2003, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend will be payable on the next business day that is not a Saturday, Sunday or legal holiday.

     (b) Dividends on each share of Series A Preferred Stock shall begin to accrue and shall cumulate from the date of original issue of such share ("Issue Date"), whether or not declared, and shall be payable to the holder of such shares on the record date (as defined in Section 2(c) below). The dividend shall be calculated on the basis of the actual number of days elapsed in the quarter. Such dividends upon the Series A Preferred Stock shall be cumulative from the Issue Date so that if dividends for any past dividend period shall not have been paid thereon, the deficiency shall be fully paid (but without interest), before any dividend shall be paid upon or set apart for the Common Stock or any other series of Preferred Stock. Dividends on account of arrearages for any past dividend periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a record date fixed for such payment by the Board of Directors of the Corporation or by a committee of such Board duly authorized to fix such date by resolution designating such committee. Dividends will be paid in cash.

     (c) Dividends on the Series A Preferred Stock shall be payable to holders of record as they appear on the books of the Corporation as of the close of business on any record date for the payment of dividends. The record dates for payment of dividends shall be March 31, June 30, September 30 and December 31 of each year during which the Series A Preferred Stock is outstanding.

     (d) In case the Series A Preferred Stock is called for redemption, as set forth herein, the holders of the Series A Preferred Stock will receive such dividend payments together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holder(s) elects to convert such shares as provided for herein).

     (e) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or distribution may be declared, paid or set apart for payment on the Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock, or may any shares of Common Stock or other stock ranking junior to the Series A Preferred Stock be purchased, redeemed or acquired by the Corporation unless all accrued and unpaid dividends on the Series A Preferred Stock have been paid or declared and set apart for payment.

     (f) No interest or sum of money in lieu of interest will be payable with respect to any dividend payment on the Series A Preferred Stock which may be late.

     3.   Voting Rights.
          --------------

     (a) Except as provided herein and otherwise as required by law, the outstanding shares of Series A Preferred Stock will have no voting rights.

     (b) On all matters on which the shareholders of the Corporation are entitled to vote, holders of the Series A Preferred Stock shall vote as a single voting group with holders of the Common Stock of the Corporation. For all these matters, the holders of Series A Preferred Stock shall be entitled to five (5) votes for each share of Series A Preferred Stock held by them of record.

     (c) In addition to the voting rights set forth in 3(b) above, the holders of the Series A Preferred Stock outstanding on the record date for any meeting shall be entitled to vote, as a single voting group, upon any proposed amendment to the Corporation's Articles of Incorporation, and their consent shall be required for any action of the Board of Directors, if such amendment or action would (i) increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, (ii) increase or decrease the Issue Price of shares of Series A Preferred Stock, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series A Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class of the Corporation into shares of Series A Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series A Preferred Stock herein, (vi) change the shares of Series A Preferred Stock into the same or different number of shares, either with or without par value, of the same class or another class or classes, (vii) authorize or create a series of Preferred Stock with voting, liquidation, dividend or redemption rights equal to or superior to those of the holders of the Series A Preferred Stock, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the shares of Series A Preferred Stock, and no such proposed amendment or action shall be deemed to have been adopted and approved without the affirmative vote or consent of holders of a majority of shares of Series A Preferred Stock then outstanding.

     4.   Conversion of Series A Preferred Stock into Common Stock.
          ---------------------------------------------------------

     (a) At any time on or after the six-month anniversary of the Issue Date, each holder of shares of Series A Preferred Stock may, at his option, convert any or all such shares (in minimum increments of 10,000 shares per exercise if for less than all shares owned) on the terms and conditions set forth in this
Section 4, into fully paid and non-assessable shares of Common Stock. Shares of Series A Preferred Stock are convertible into that number of shares of Common Stock obtained by dividing the Issue Price of the aggregate number of shares of Preferred Stock being converted plus any accrued but unpaid dividends by an amount equal to $4.00 (the "Conversion Price").

     (b) To exercise his conversion privilege, the holder of any shares of Series A Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As soon as practical after the Conversion Date, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph (d) of this Section 4. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series A Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

     (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock for any day shall be deemed to be the daily "Bid Price" for the trading day immediately preceding the Conversion Date. If the Common Stock is traded or listed in a market for which a bid price is not provided, then the Current Market Price shall be the last sale price of the Common Stock on the day preceding the Conversion Date. The "Current Market Price" of the Common Stock which is not publicly traded shall mean the greater of (a) the liquidation value as specified herein or (b) fair value thereof as determined by an independent investment banking firm or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors or such committee.

     (d) In the event of any stock dividend on the Common Stock, any stock split, reverse stock split, stock combination, reclassification of the Common Stock, merger, consolidation, or combination of the Corporation with any other corporation or corporations, the Conversion Price shall be proportionately adjusted so that the holders of the Series A Preferred Stock after such event shall be entitled to receive upon conversion, the number and kind of shares which such holders would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such event. Such adjustment shall be made successively upon the occurrence of the events listed in this paragraph (d). The Corporation shall give written notice to all the holders of the Series A Preferred Stock not more than 10 business days after any event which under this subsection (d) necessitates an adjustment in the Conversion Price, and the nature and magnitude of the adjustment. In no circumstance shall any event giving rise to an adjustment in the Conversion Price affect any other rights of a holder of the Series A Preferred Stock, including voting rights.

     (e) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (f) The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the state of its incorporation, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.

     (g) All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

     (h) If and whenever the Corporation shall issue Additional Stock (as defined below), then forthwith upon such issue or sale the Conversion Price in effect immediately prior thereto shall be adjusted to an amount (calculated to the nearest cent) determined by dividing (i) an amount equal to the sum of (a) the number of shares outstanding immediately prior to such issue or sale multiplied by the Conversion Price in effect immediately prior to such issue or sale, and (b) the consideration, if any, received by the Corporation upon such issue or sale by (ii) the total number of shares outstanding immediately after the such issue or sale.

     (i) For the purpose of making any adjustment in the Conversion Price, the consideration received by the Corporation for any issue or sale of Additional Stock;

          (1) To the extent it consists of cash, shall be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions or compensation paid or allowed by the Corporation in connection with such issue or sale;

          (2) To the extent it consists of property other than cash, shall be computed at the fair value of that property as determined in good faith by the Board of Directors; and

          (3) If Additional Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration that covers both, the consideration received by the Corporation shall be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Stock, Convertible Securities or rights or options.

     (iii) For the purpose of the adjustment provided herein, if at any time or from time to time after the Corporation shall issue or have outstanding any rights or options for the purchase of, or stock or other securities convertible into, Additional Stock (such convertible stock or securities being hereinafter referred to as "Convertible Securities"), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options, or Convertible
Securities shall be less than the then existing Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum amount of Additional Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Corporation upon exercise or conversion of such options or rights. "Effective Price" shall mean the quotient determined by dividing the total of all of such consideration by such maximum number of shares of Additional Stock which may be obtained upon conversion of such Convertible Securities. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.

     (iv) For the purpose of the adjustment provided for herein, if at any time or from time to time after the date hereof, the Corporation shall issue any rights or options in respect of Convertible Securities, then, in each such case, if the Effective Price thereof is less than the then current Conversion Price, the Corporation shall be deemed to have issued at the time of the issuance of such rights or options the maximum amount of Additional Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Stock an amount equal to the amount of consideration, if any, received by the Corporation for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options plus the minimum amounts of consideration, if any, payable to the Corporation upon the conversion of such Convertible Securities. "Effective Price" shall mean the quotient determined by dividing the total amount of such consideration by such maximum amount of Additional Stock. No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Stock upon the conversion of such Convertible Securities.

     (v) The term "Additional Stock" as used herein shall mean all shares of Common Stock issued or deemed issued by the Corporation after the date hereof, whether or not subsequently reacquired or retired by the Corporation, other than pursuant to (i) employee, consultant or director stock option plan(s) providing for the issuance of up to 1,000,000 shares of Common Stock approved by the Board of Directors of the Corporation , (ii) up to 1,000,000 shares of Common Stock on terms and conditions as the Board of Directors of the Corporation determines, and (iii) Common Stock issued or deemed issued at a price equal to or above the existing Conversion Price at the time of issuance of such Common Stock.

     5.   Redemption.
          -----------

     (a) The Corporation may, at its option, from time to time redeem the whole or any part of the shares of Series A Preferred Stock, and the redemption price thereof shall be equal to the Issue Price of the shares so redeemed, plus the amount of unpaid accumulated dividends, if any, to the date of such redemption ("Redemption Amount"). The Corporation may only redeem outstanding shares of Series A Preferred Stock after giving each record holder of Series A Preferred Stock at such holder's last address, as shown on the records of the Corporation, at least twenty (20), but not more than fifty (50), days' notice thereof in writing. Except as may be limited herein, all such redemptions of Series A Preferred Stock shall be effected in accordance with any procedure for redemptions set forth in Section 7-106-401 of the Colorado Business Corporation Act.

     (b) Shares of Series A Preferred Stock which are redeemed shall be restored to the status of authorized but unissued shares but undesignated as to series.

     (c) There is no mandatory redemption or sinking fund to be established for the redemption of the Series A Preferred Stock.

     (d) If fewer than all of the shares of the Series A Preferred Stock are to be redeemed, the Corporation will select those to be redeemed pro rata or by lot in such manner as the Board of Directors may determine.

     (e) Notice of the proposed redemption shall be sent by or on behalf of the Corporation, by certified mail, postage prepaid or by overnight courier, to the holders of record of the Series A Preferred Stock at their address as may appear on the records of the Corporation, not less than twenty (20) nor more than fifty
(50) days prior to the redemption date. During the time following delivery of the notice of redemption, and prior to the actual date fixed for redemption, holders of the Series A Preferred Stock may convert any shares of Series A Preferred Stock owned by them into Common Stock in accordance with the provisions of Section 4 hereof. Notice of the proposed redemption shall include
(i) the election of the Corporation to redeem such shares, (ii) the proposed date of redemption ("Redemption Date") (iii) the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates, be redeemed, (iv) the redemption price, and (v) the name and address of any redemption agent selected by the Corporation. The Corporation may act as the redemption agent to redeem the Series A Preferred Stock.

     (f) If notice of redemption shall have been given as hereinabove provided, and the Corporation shall not default in the payment of the redemption price, then each holder of Series A Preferred Stock called for redemption shall be entitled to all preferences and relative and other rights afforded by this resolution until and including the date immediately preceding the Redemption Date. If, however, the Corporation shall fail to make payment or delivery as above mentioned on the Redemption Date, then each holder of the Series A Preferred Stock called for redemption shall be entitled to all preferences and relative and other rights afforded by this resolution until and including the date immediately preceding the date of final payment. From and after the Redemption Date or, if the Corporation shall default in making payment or delivery on the Redemption Date, the date of final payment, the Series A Preferred Stock called for redemption shall no longer be deemed outstanding and all rights of the holders thereof shall cease and terminate except the right to receive the Redemption Amount.

     (g) On or before the date fixed for redemption, the Company shall provide for payment of a sum sufficient to redeem the shares called for redemption either (1) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (2) by depositing such sum in a bank or trust company as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the Redemption Price on surrender of certificates evidencing the shares of Series A Preferred Stock called for redemption. From and after the date fixed for redemption unless the Corporation shall default, (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accumulate, (c) such setting aside or deposit shall be deemed to constitute full payment of the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and
(f) the holders thereof shall have no rights with respect thereto, except the right to receive their proportionate shares of the fund set aside pursuant hereto or deposited upon surrender of their respective certificates. Any interest accrued on funds set aside pursuant hereto or deposited shall belong to the Corporation. If the holders of shares do not, within two (2) years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the Company the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

     (h) Notwithstanding any language herein to the contrary, in no event shall shares of Series A Preferred Stock be redeemed by the Corporation until the holder shall have determined in good faith that it is not subject to any liability pursuant to Section 16 of the Securities Exchange Act of 1934 or any successor provision. All dates for redemption shall be postponed until such determination is made by the holder.

     6.   Liquidation Rights.
          -------------------

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled or receive out of assets of the Corporation available for distribution to stockholders an amount equal to the Issue Price per share, plus accumulated and unpaid dividends thereon to the date fixed for distribution, before any distribution of assets is made to holders of Common Stock or of any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to liquidation. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

     (b) Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the sale or lease of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or a winding up of the Corporation within the meaning of any of the provisions of this Section 6.

     7. Transfer.
        ---------
     The Series A Preferred Stock and the shares of Common Stock issuable on conversion thereof may not be transferred without prior compliance with the Securities Act of 1933 and restrictive legends to such effect shall be placed upon and stop transfer orders issued with respect to the stock certificates representing such shares. Prior to any conversion of the Series A Preferred Stock into shares of the Common Stock as described in paragraph 4 above, the holders (or any subsequent holders) may only transfer the Series A Preferred Stock in a transaction involving the transfer of all unconverted shares of the Series A Preferred Stock to the subsequent holder."

     The name and mailing address of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is Philip J. Davis, Chief Executive Officer, 5459 South Iris Street, Littleton, Colorado 80123 and his phone number is (303) 932-9998.